Exhibit 99.2

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1115

SRS LABS ANNOUNCES THE APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

Santa Ana, Calif., Dec. 29, 2005—SRS Labs (NASDAQ: SRSL), a leading provider of innovative audio and voice technology solutions, announced today that it has named Ulrich Gottschling as the company’s new chief financial officer, effective January 2, 2006.

According to Tom Yuen, the chairman and chief executive officer of SRS,  Mr. Gottschling brings a variety of qualifications and skills to SRS, which include substantial operational, public accounting and organizational experience.  “As SRS continues to evolve and mature as an innovative technology company, we believe Mr. Gottschling’s background and expertise are well-suited to the company, and we expect to benefit from the breadth of his experience in both finance and operations as well as his knowledge of the software and licensing business,” Yuen said.

Commenting on his new responsibilities at SRS, Gottschling said that he is eager to assume the role of the company’s CFO as SRS works to further expand the market presence and penetration of its state-of-the-art audio and voice technology solutions.  “I am pleased to have the opportunity to serve as the company’s CFO and to utilize my broad-based financial experience and my expertise in the software/licensing arena as SRS moves forward in a dynamic and emerging marketplace,” Gottschling said.

Gottschling is replacing Janet Biski who will remain as CFO at SRS until Gottschling assumes the CFO position on January 2, 2006.   Ms. Biski will continue to serve as a vice president of the company reporting to the chief executive officer.

Gottschling served most recently from 1999 to 2005 as the CFO of Valor Computerized Systems, Inc. (VCS), which offers integrated software solutions from design-through-manufacturing to the electronics supply chain, and as president of operations of VCS since 2000.  He was also CFO and a member of the board of directors of E4ENET.Com, Inc., an affiliated company of VCS which offers business-to-business collaboration technology.

Between 1995 and 1999, Gottschling was CFO of Sound Source Interactive, Inc., a publicly-held entertainment software company, and from 1997 to 1999 he also served as president and chief operating officer of Sound Source.  Earlier in his career, Gottschling held positions with public accounting firms working in the audit and financial consulting areas.

About SRS Labs, Inc.

SRS Labs is a recognized leader in the advancement of audio and voice technology.  The company works with the world’s top manufacturers to provide a richer entertainment experience through patented sound techniques.  SRS Labs’ technologies can be heard through products ranging from televisions, LCD and plasma monitors, cell phones, MP3 players, car audio systems, and notebook and desktop computers.  The company also offers hardware and software tools to professionals and consumers for the creation, production and broadcast of content featuring SRS Labs’ technologies.  Valence Technologies Limited, a Hong-Kong based subsidiary of SRS Labs, is a semiconductor company that designs and sells custom ASICs and standard ICs to leading manufacturers worldwide. Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Japan, Europe, and Korea.  For more information about SRS Labs, Inc. please visit www.srslabs.com.  The information on the aforementioned website is not incorporated by reference into this press release.

Except for historical information contained in this release, statements in this release, including those of Mr. Yuen and Mr. Gottschling are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management’s belief, as well as assumptions made by, and information currently available to, management.  While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. Some of these factors include the general market conditions concerning the semiconductor business, the acceptance of new SRS Labs’ products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the company, general business and economic conditions, especially in Asia, and other factors detailed in the company’s Form 10-K and other periodic reports filed with the SEC.  SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

SRS Labs, Inc. 2909 Daimler Street, Santa Ana, CA  92705    Tel 949-442-1070    Fax 949-852-1099   www.srslabs.com